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                                EXHIBIT 99

                                                               NEWS RELEASE



NASDAQ:        SLFC
DATE:          AUGUST 3, 1998
               9:00 A.M.
CONTACT:       WAYNE R. KOEBEL
               SHORELINE FINANCIAL CORPORATION
               (616) 934-1011


                SHORELINE ACQUIRES THE STATE BANK OF COLOMA

     Benton Harbor, Michigan -- Dan L. Smith, Chairman of the Board,

President and Chief Executive Officer of Shoreline Financial Corporation,

announced today that Shoreline has completed its acquisition of The State

Bank of Coloma.

     The State Bank of Coloma, located in Coloma, Michigan, had total assets of approximately $27.6 million as of June 30, 1998.

     Shoreline Financial Corporation is a bank holding company that had total assets of $889.4 million as of June 30, 1998.  Its subsidiary bank,

Shoreline Bank, serves its banking customers through its main office in

Benton Harbor, Michigan, and 29 branch locations in 20 communities in

Southwestern Michigan.  In addition to Shoreline Bank's branch network, it provides a wide range of products and services including an expanded ATM network, a VISA debit card, an Investment and Trust Department, and a

Commercial Loan Department.

      Mr. Smith stated "This in-market merger gives us greater access to retail customers in our natural markets, and will enhance our ability to originate loans and core deposits.  We expect the merger to have an


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immaterial effect on our net income in 1998, and to enhance shareholder value in future years."

     Sandra Kraemer, Acting President of The State Bank of Coloma, added

"This affiliation with Shoreline makes a broader range of banking and trust services available to our customers, while retaining the high level of personal service The State Bank of Coloma customers have previously enjoyed."

     The customers of The State Bank of Coloma may begin using Shoreline

Bank's extensive branch banking network as soon as Shoreline converts

Coloma's computer systems.  Shoreline anticipates that this conversion will be completed by August 31, 1998.